Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 11, 2018

Registration Statement No. 333-220233-03

$1.235bln GM Financial Consumer Auto Receivables Trust 2018-3

(GMCAR) 2018-3
Joint Leads:	J.P. Morgan (struc), Lloyds, Mizuho, RBC
Co-Managers:	BNP, Morgan Stanley, MUFG, SMBC, TD
Selling Group:	Loop Capital

Class	S&P/F	AMT ($MM)	WAL	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX
A-1	A-1+/F1+	247.000	0.24	01/19	07/19	IntL+5	2.36731	2.36731	100.00000
A-2-A	AAA/AAA	285.000	1.06	03/20	07/21	EDSF+11	2.759	2.74	99.99660
A-2-B	AAA/AAA	135.000	1.06	03/20	07/21	1ML +11			100.00000
A-3	AAA/AAA	439.000	2.48	01/22	05/23	IntS+21	3.049	3.02	99.97668
A-4	AAA/AAA	89.550	3.68	04/22	01/24	IntS+31	3.188	3.16	99.97562
B	AA/AA	20.320	3.74	04/22	01/24	IntS+42	3.299	3.27	99.97696
C	A/A	19.050	3.74	04/22	02/24	IntS+60	3.479	3.45	99.98582
D	BBB/BBB	15.870	3.74	**RETAINED**

Ticker:	GMCAR 2018-3	Registration:	SEC Registered
Rating Agencies:	S&P, Fitch	ERISA Eligible:	Yes
Pxg Speed:	1.30% ABS, 10% Call	Expected Pxg:	Priced
Min Denoms:	$1K x $1K	Expected Settle	07/18/18
Bill & Deliver:	J.P. Morgan	First Pay:	08/16/18
ABS-15G Filling:	06/28/18

CUSIPs:	A-1	–	36255JAA2
	A-2-A	–	36255JAB0
	A-2-B	–	36255JAC8
	A-3	–	36255JAD6
	A-4	–	36255JAE4
	B	–	36255JAF1
	C	–	36255JAG9

Materials–

* Preliminary Prospectus	(attached)
* Ratings FWP	(attached)
* DealRoadshow.com:	GMCAR183
* IntexNet/CDI	(via separate message)

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.